Exhibit 99.1

May 3, 2021 - Tony C. McKim, President and Chief Executive Officer of The First Bancorp, Inc., (the “Company”) (Nasdaq: FNLC), and its banking subsidiary, First National Bank, (the “Bank"), announced today that Kimberly Swan of Bar Harbor, Maine has been elected to serve as a Director for the Bank and the Company. “On behalf of the Board of Directors and the management team, I welcome Ms. Swan. We look forward to adding Kim’s expertise, insight and perspective to the Boards of The First Bancorp and First National Bank.” Ms. Swan has been appointed to the Company's Governance Committee and the Bank's Directors Loan Committee and Trust Committee.
Ms. Swan is the sole owner of Trumpeter Inc., d/b/a Swan Agency Real Estate, a leading real estate brokerage headquartered in Bar Harbor, Maine along with offices in Blue Hill and Northeast Harbor. The Swan Agency specializes in all areas of real estate; its Maine Lodging Brokerage is Maine’s leading brokerage of inns and bed & breakfast properties. Kim joined the family company in 1981 and purchased it in 1994. She is also the sole member of Swan Hospitality Inc. and Kennebec Cottage Associates LLC which own several investment properties. Swan is a partner in Maineville Music and the Executive Producer of two films, Fire of ’47 and CONSOLIDATION. For several seasons Swan produced and created Living Acadia TV on ABC7 - a summer/fall season show focusing on the Acadia National Park lifestyle featuring real estate in the region.

Outside of her work commitments, Ms. Swan is dedicated to her community, working with several animal rescue and sanctuary organizations along with serving as a board member and Secretary of the Bar Harbor Village Improvement Association. She formerly served for ten years on the Bar Harbor Town Council, was awarded the 2017 Cadillac Award by the Bar Harbor Chamber of Commerce, was named one of the 2018 Fifty Mainers Balancing Heritage and Progress by Maine Magazine, and was named a 2019 Woman to Watch Honoree by Maine Biz.

“It’s an honor to have been elected to the Board of Directors of The First Bancorp,” said Swan. “I look forward to contributing to the Board and working with the great team at First National Bank. The Bank’s commitment to the communities it serves aligns with how I strive to operate my own businesses, and the service provided by the Bank to its customers really stands out.”

The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.4 billion in assets. The Bank provides a complete array of commercial and retail banking services through seventeen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.